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                                      EXHIBIT 12

                          AIRBORNE FREIGHT CORPORATION

                       RATIO OF EARNINGS TO FIXED CHARGES
                                 (In thousands)

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                                                                                                        ACTUALS FOR THE
                                                                                                       SIX MONTHS ENDED
                                                 ACTUALS FOR YEAR ENDED DECEMBER 31,                ------------------------
                                         ---------------------------------------------------        June 30,       June 30,
DESCRIPTION                               1990       1991       1992       1993       1994            1994           1995
- -----------                              -------    -------    -------    -------    -------        ---------      ---------
Earnings:
  Earnings before taxes                  $55,439    $48,415    $ 9,087    $59,027    $64,275         $33,501        $ 7,316
  Fixed charges                           19,776     23,491     29,764     35,390     36,758          17,689         20,688
  Less Capitalized interest expense       (4,107)    (4,476)    (2,466)    (2,094)    (2,127)           (900)        (2,021)
                                         -------    -------    -------    -------    -------         -------        -------
    Total Earnings                       $71,108    $67,430    $36,385    $92,323    $98,906         $50,290        $25,983
                                         =======    =======    =======    =======    =======         =======        =======
Calculation of fixed charges
  Interest expense                       $12,964    $15,318    $21,245    $26,187    $26,790         $12,910        $15,710
  Add interest income                        795        677        587        704        537             306            128
                                         -------    -------    -------    -------    -------         -------        -------
    Gross interest expense                13,759     15,995     21,832     26,891     27,327          13,216         15,838

Amortization of debt expense                  98        166        291        385        433             216            216

Rental expense
  Total                                   59,192     73,301     76,414     81,138     89,975          42,569         46,338
  Factor                                      10%        10%        10%        10%        10%             10%            10%
                                         -------    -------    -------    -------    -------         -------        -------
    Net "interest" component               5,919      7,330      7,641      8,114      8,998           4,257          4,634
                                         -------    -------    -------    -------    -------         -------        -------
      Total fixed charges                $19,776    $23,491    $29,764    $35,390    $36,758         $17,689        $20,688
                                         =======    =======    =======    =======    =======         =======        =======

Ratio of earnings to fixed charges          3.60       2.87       1.22       2.61       2.69            2.84           1.26
                                            ====       ====       ====       ====       ====            ====           ====
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